EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                        NEWPORT INTERNATIONAL GROUP, INC.


         Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Newport International Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

         WHEREAS, the Corporation currently is authorized to issue up to 20,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

         NOW, THEREFORE, BE IT RESOLVED, that Article Four of the Certificate of Incorporation entitled "Shares" is hereby amended as follows:

                                  ARTICLE FOUR

                                     Shares

         The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000 shares consisting of 150,000,000 shares of common stock having a par value of $.001 per share and 5,000,000 shares of preferred stock having a par value of $.001 per share.

         The Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

         A. The number of shares constituting that series and the distinctive designation of that series;

         B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on share of that series;

         C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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         E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         H. Any other relative rights, preferences and limitations of that series.

         The foregoing resolutions were adopted by the Board of Directors of the Corporation on April 20, 2004 and recommended that these resolutions be adopted by the Corporation's stockholders. On June 14, 2004, the holders of outstanding shares of the Corporation's voting capital stock having not less than the minimum number of votes which would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were cast executed a written consent approving the foregoing actions pursuant to the provisions of Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of July 2, 2004.

                                        NEWPORT INTERNATIONAL GROUP, INC.


                                        By: /s/ Cery Perle
                                            ---------------------
                                            Cery Perle, President

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